Kewaunee Scientific Reports
Results for Third Quarter of Fiscal Year 2022

Exchange:    NASDAQ (KEQU)                Contact:    Donald T. Gardner III
                                    704/871-3274

STATESVILLE, N.C. March 9, 2022 – PRNewswire / Kewaunee Scientific Corporation (NASDAQ: KEQU) today announced results for its third quarter ended January 31, 2022.

Fiscal Year 2022 Third Quarter Results:

Sales during the third quarter of fiscal year 2022 were $40,633,000, an increase compared to sales of $33,339,000 from the prior year third quarter. Kewaunee's third quarter was negatively impacted by increased COVID-19 related disruptions, a previously disclosed cyber attack, ongoing supply chain issues, labor shortages, and elevated inflation. The impact of higher raw material costs in the third quarter, net of surcharges, was $424,000 when compared to the prior year period. The profit impact, to domestic operations, of the cyber attack in the period was $1,131,000. Finally, the Company experienced other one-time costs in the amount of $325,000 related to the Company's previously announced decision to exit certain markets where the Company had historically sold products directly, and professional services related to ongoing financing related activities.

Overall, these negative factors resulted in a pre-tax loss for the quarter of $887,000 compared to a pre-tax loss of $718,000 for the prior year period. Kewaunee recorded a net loss of $1,319,000 compared to net earnings of $81,000 for the prior year period due to a tax benefit being recorded in the prior period which did not occur in the most recent period. EBITDA1 for the quarter was ($117,000) compared to ($17,000) for the prior year period. Diluted loss per share was ($0.47), as compared to diluted earnings per share of $0.03 in the prior year third quarter.

The Company’s order backlog was $138.1 million on January 31, 2022, increasing from $103.0 million at January 31, 2021, and $114.5 million at April 30, 2021. Also being announced today, the Company's International segment has been awarded a $17.3 million contract for laboratory furniture and equipment by Dangote Oil Refinery Company Limited (hereinafter "Dangote Oil"), located in Lagos, Nigeria (https://www.dangote.com//). This award was not included in the above reported order backlog amounts and will be reflected in the Company's order backlog when it reports earnings for the fourth quarter of the Company's 2022 fiscal year.

Domestic Segment - Domestic sales for the quarter were $29,531,000, an increase of 17.8% from sales of $25,066,000 in the prior year period. The increase in sales was principally from higher raw material costs passed along in the form of surcharges. Domestic segment net loss was $305,000 compared to net loss of $184,000 in the prior year period. Domestic segment EBITDA was $347,000 compared to $800,000 for the prior year period.

1 EBITDA is a non-GAAP financial measure. See the table below for a reconciliation of EBITDA and segment EBITDA to net earnings (loss), the most directly comparable GAAP measure.

CORPORATE OFFICES ● P. O. BOX 1842, STATESVILLE, NORTH CAROLINA 28687-1842 ● 2700 WEST FRONT STREET, STATESVILLE, NORTH CAROLINA 28677-2927
PHONE 704-873-7202 ● FAX 704-873-1275

International Segment - International sales for the quarter were $11,102,000, an increase of 34.2% from sales of $8,273,000 in the prior year period as activity across the international markets remained strong. International segment net income was $573,000 compared to $499,000 in the prior year period. International segment EBITDA was $874,000 compared to $695,000 for the prior year period.

Corporate Segment – Corporate segment pre-tax net loss was $1,501,000 for the quarter, as compared to $1,613,000 in the prior year period. Corporate segment EBITDA for the quarter was ($1,338,000), a favorable improvement of 11.5% from corporate segment EBITDA of ($1,512,000) for the prior year period. The primary driver of the improved EBITDA was the favorable impact from pension accounting because of the recovery of the plan assets at fiscal year-end 2021 when compared to fiscal year-end 2020.

Total cash on hand on January 31, 2022 was $5,502,000, as compared to $5,731,000 at April 30, 2021. Working capital was $21,412,000, as compared to $28,510,000 at the end of the third quarter last year and $26,276,000 at April 30, 2021. Short-term debt was $8,962,000 on January 31, 2022, as compared to $6,828,000 at April 30, 2021, and long-term debt was $329,000 on January 31, 2022 as compared to $112,000 at April 30, 2021. The Company’s debt-to-equity ratio on January 31, 2022 was 0.48-to-1, as compared to 0.39-to-1 at April 30, 2021.

"Kewaunee announced a significant shift in its commercial strategy during the quarter whereby Kewaunee would no longer be selling directly in certain territories where dealer coverage has historically been insufficient," said Thomas D. Hull III, Kewaunee's President and Chief Executive Officer. "Kewaunee announced in December 2021 that updated dealer agreements had been executed with Nycom and ISEC, two of the premier specialty sub-contractors in the industry. Kewaunee's greatest opportunity to drive sustained profitability and shareholder value will come from further improving the performance of the Company's manufacturing capabilities. This change allows us to simplify our business, focus solely on being a world class manufacturer, and continue serving our dealers and distribution partners with excellence."

"This strategic change, as well as the continued progress in strengthening our backlog, positions the Company well to capitalize on future investments made in the pharmaceutical, biotechnology, health care, higher education, and the other markets we serve. While the third quarter was indeed a challenge on multiple fronts, Kewaunee's Associates continue to overcome the persistent headwinds that have existed for some time because of COVID-19 and the myriad of other external economic challenges that continue to impact our industry. Kewaunee is well positioned, and we will continue to make investments in our capacity to capitalize on future opportunities."

EBITDA and Segment EBITDA Reconciliation

Quarter Ended January 31, 2021	Domestic	International	Corporate	Consolidated
Net Earnings (Loss)	$(184)	$499	$(234)	$81
Add/(Less):
Interest Expense	—	1	104	105
Interest Income	—	(49)	—	(49)
Income Taxes	390	176	(1,379)	(813)
Depreciation and Amortization	594	68	(3)	659
EBITDA	$800	$695	$(1,512)	$(17)

Quarter Ended January 31, 2022	Domestic	International	Corporate	Consolidated
Net Earnings (Loss)	$(305)	$573	$(1,587)	$(1,319)
Add/(Less):
Interest Expense	—	8	150	158
Interest Income	—	(47)	(4)	(51)
Income Taxes	50	264	85	399
Depreciation and Amortization	602	76	18	696
EBITDA	$347	$874	$(1,338)	$(117)

Year to Date January 31, 2021	Domestic	International	Corporate	Consolidated
Net Earnings (Loss)	$977	$1,088	$(2,762)	$(697)
Add/(Less):
Interest Expense	—	2	308	310
Interest Income	—	(154)	(2)	(156)
Income Taxes	817	503	(2,309)	(989)
Depreciation and Amortization	1,800	196	9	2,005
EBITDA	$3,594	$1,635	$(4,756)	$473

Year to Date January 31, 2022	Domestic	International	Corporate	Consolidated
Net Earnings (Loss)	$(2,609)	$1,313	$(4,468)	$(5,764)
Add/(Less):
Interest Expense	—	17	379	396
Interest Income	—	(138)	(6)	(144)
Income Taxes	50	710	85	845
Depreciation and Amortization	1,825	213	54	2,092
EBITDA	$(734)	$2,115	$(3,956)	$(2,575)

About Non-GAAP Measures

EBITDA and Segment EBITDA are calculated as net earnings (loss), less interest expense and interest income, income taxes, depreciation, and amortization. We believe EBITDA and Segment EBITDA allow management and investors to compare our performance to other companies on a consistent basis without regard to depreciation and amortization, which can vary significantly between companies depending upon many factors. EBITDA and Segment EBITDA are not calculations based upon generally accepted accounting principles, and the method for calculating EBITDA and Segment EBITDA can vary among companies. The amounts included in the EBITDA and Segment EBITDA calculations, however, are derived from amounts included in the historical statements of operations. EBITDA and Segment EBITDA should not be considered as alternatives to net earnings (loss) or operating earnings (loss) as an indicator of the Company’s operating performance, or as an alternative to operating cash flows as a measure of liquidity.

About Kewaunee Scientific

Founded in 1906, Kewaunee Scientific Corporation is a recognized global leader in the design, manufacture, and installation of laboratory, healthcare, and technical furniture products. The Company’s products include steel, wood, and laminate casework, fume hoods, adaptable modular systems, moveable workstations, stand-alone benches, biological safety cabinets, and epoxy resin worksurfaces and sinks.

The Company’s corporate headquarters are located in Statesville, North Carolina. Sales offices are located in the United States, India, Saudi Arabia, and Singapore. Three manufacturing facilities are located in Statesville serving the domestic and international markets, and one manufacturing facility is located in Bangalore, India serving the local, Asian, and African markets. Kewaunee Scientific's website is located at http://www.kewaunee.com.

This press release contains statements that the Company believes to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements regarding the Company's future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "predict," "believe" and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions, and other important factors that could significantly impact results or achievements expressed or implied by such forward-looking statements. Such factors, risks, uncertainties and assumptions include, but are not limited to: competitive and general economic conditions and the ongoing impact of the COVID-19 pandemic, including disruptions from government mandates, both domestically and internationally, as well as supplier constraints and other supply disruptions; changes in customer demands; technological changes in our operations or in our industry; dependence on customers’ required delivery schedules; risks related to fluctuations in the Company’s operating results from quarter to quarter; risks related to international operations, including foreign currency fluctuations; changes in the legal and regulatory environment; changes in raw materials and commodity costs; acts of terrorism, war, governmental action, natural disasters and other Force Majeure events; and the ultimate impact on the Company of the cyber attack suffered on November 5, 2021. The cautionary statements made pursuant to the Reform Act herein and elsewhere by us should not be construed as exhaustive. We cannot always predict what factors would cause actual results to differ materially from those indicated by the forward-looking statements. Over time, our actual results, performance, or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such difference might be significant and harmful to our stockholders’ interest. Many important factors that could cause such a difference are described under the caption “Risk Factors,” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 30, 2021, which you should review carefully, and in our subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. These reports are available on our investor relations website at www.kewaunee.com and on the SEC website at www.sec.gov. These forward-looking statements speak only as of the date of this document. The Company assumes no obligation, and expressly disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Kewaunee Scientific Corporation
Condensed Consolidated Statements of Operations
(Unaudited)
($ and shares in thousands, except per share amounts)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2022	2021	2022	2021
Net sales	$40,633	$33,339	$119,157	$108,762
Cost of products sold	35,011	27,685	104,264	90,832
Gross profit	5,622	5,654	14,893	17,930
Operating expenses	6,490	6,030	19,742	18,593
Operating loss	(868)	(376)	(4,849)	(663)
Pension income (expense)	88	(288)	266	(865)
Other income, net	51	51	149	171
Interest expense	(158)	(105)	(396)	(310)
Loss before income taxes	(887)	(718)	(4,830)	(1,667)
Income tax expense (benefit)	399	(813)	845	(989)
Net (loss) earnings	(1,286)	95	(5,675)	(678)
Less: Net earnings attributable to the non-controlling interest	33	14	89	19
Net (loss) earnings attributable to Kewaunee Scientific Corporation	$(1,319)	$81	$(5,764)	$(697)

Net (loss) earnings per share attributable to Kewaunee Scientific Corporation stockholders
Basic	$(0.47)	$0.03	$(2.07)	$(0.25)
Diluted	$(0.47)	$0.03	$(2.07)	$(0.25)
Weighted average number of common shares outstanding
Basic	2,790	2,762	2,785	2,759
Diluted	2,790	2,789	2,785	2,759

Kewaunee Scientific Corporation
Condensed Consolidated Balance Sheets
($ in thousands)

	January 31, 2022	April 30, 2021
	(Unaudited)
Assets
Cash and cash equivalents	$4,697	$5,206
Restricted cash	805	525
Receivables, less allowances	35,053	32,882
Inventories	19,947	16,517
Income tax receivable	638	955
Prepaid expenses and other current assets	7,780	4,372
Total Current Assets	68,920	60,457
Net Property, Plant and Equipment	15,345	15,982
Right of use assets	8,006	9,279
Other assets	3,415	3,666
Total Assets	$95,686	$89,384

Liabilities and Stockholders' Equity
Short-term borrowings	$8,962	$6,828
Current portion of lease obligations	1,486	1,369
Accounts payable	27,415	16,780
Other Current Liabilities	9,645	9,204
Total Current Liabilities	47,508	34,181
Long-term portion of lease obligations	6,803	7,951
Other non-current liabilities	5,195	5,765
Total Liabilities	59,506	47,897
Kewaunee Scientific Corporation Equity	35,847	41,241
Non-controlling interest	333	246
Total Stockholders' Equity	36,180	41,487
Total Liabilities and Stockholders' Equity	$95,686	$89,384